EXHIBIT 11.1

                            CORNELL CORRECTIONS, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                       THREE MONTHS ENDED     NINE MONTHS ENDED
                                          SEPTEMBER 30,         SEPTEMBER 30,
                                       ------------------    ------------------
                                        1995       1996       1995       1996
                                       -------    -------    -------    -------

Net loss ...........................   $   (76)   $(2,240)   $  (116)   $ 2,950
                                       =======    =======    =======    =======

Shares used in computing
  earnings (loss) per share:
     Weighted average common shares
       and common share equivalents.     3,188      3,479      3,187      3,288
     Less:  treasury shares ........      --         (555)      --         (555)
     Effect of shares issuable under
       stock options plans and
       warrants granted subsequent
       to July 15, 1995, based
       on the treasury stock method        888        650        888        650
                                       -------    -------    -------    -------
                                         4,076      3,574      4,075      3,383
                                       =======    =======    =======    =======
Loss per share .....................   $  (.02)   $  (.63)   $  (.03)   $  (.87)
                                       =======    =======    =======    =======